As Filed With the Securities and Exchange Commission on March 21, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEWPORT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	1791 Deere Avenue Irvine, California 92606 (Address, including zip code, of Principal Executive Offices)	94-0849175
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)

2011 STOCK INCENTIVE PLAN

(Full title of the plan)

Jeffrey B. Coyne, Esq.

Senior Vice President, General Counsel and Corporate Secretary

Newport Corporation

1791 Deere Avenue

Irvine, California 92606

(Name and address of agent for service)

(949) 863-3144

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock ($0.1167 par value)	6,000,000 shares	$17.18	$56,874,648	$6,517.83

(1)	The “Amount to be Registered” includes 2,689,485 shares of common stock issuable upon the grant of restricted stock or the exercise or settlement of options, stock appreciation rights or restricted stock units formerly available for grant under the registrant’s 2006 Performance-Based Stock Incentive Plan that are now issuable upon the grant of restricted stock or the exercise or settlement of options, stock appreciation rights or restricted stock units granted under the registrant’s 2011 Stock Incentive Plan, which shares were previously registered on a registration statement on Form S-8 on July 31, 2006 (Registration No. 333-136182), as well as an indeterminate number of additional shares which may be necessary to adjust the number of shares issuable pursuant to the 2011 Stock Incentive Plan as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.
(2)	The offering price per share and the aggregate offering price are estimated solely for the purpose of calculating the registration fee for the additional 3,310,515 shares of common stock registered hereby which may be issued under the registrant’s 2011 Stock Incentive Plan, in accordance with Rule 457(h)(1), on the basis of the price of securities of the same class as determined in accordance with Rule 457(c), using the average of the high and low prices reported by the Nasdaq Global Select Market for the common stock on March 16, 2012, which was $17.18.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to the individuals who participate in the 2011 Stock Incentive Plan in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission, either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The documents listed below have been filed by Newport Corporation (the “registrant”) with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

(a) The registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011, filed with the Commission on March 16, 2012.

(b) The description of the registrant’s common stock which is contained in the registrant’s registration statement on Form 8-A filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(c) All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K/A referred to in (a) above.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual, quarterly or current report or document that is not deemed filed under such provisions. For the purposes of this registration statement, any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained in this registration statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

(a) The registrant is a Nevada corporation. Section 78.7502 of the Nevada Revised Statutes provides in regard to indemnification of directors and officers that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada Revised Statutes, further provides that any discretionary indemnification pursuant to Nevada Revised Statutes 78.7502 unless ordered by a court or otherwise advanced pursuant to statute, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made either by the stockholders, by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, or, under certain circumstances, by independent legal counsel in a written opinion. The statute provides that the corporate articles, bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. This right continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Section 78.752 of the Nevada Revised Statutes, provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who may be indemnified as set forth above whether or not the corporation has the authority to indemnify him against such liability and expenses. However, no financial arrangement made may provide for protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

(b) Article Tenth of the registrant’s Restated Articles of Incorporation, as amended, provides, among other things, that the registrant shall indemnify its directors and officers to the fullest extent permitted by Section 78.751 of the Nevada Revised Statutes, as amended from time to time.

(c) Article VII of the registrant’s Amended and Restated Bylaws provides, among other things, that the registrant shall indemnify each of its directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an “agent” of the registrant. For purposes of Article VII of the registrant’s Amended and Restated Bylaws, an “agent” includes any person: (i) who is or was a director, officer, employee or agent of the registrant, or (ii) who is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Article VII of the registrant’s Amended and Restated Bylaws also provides that the registrant may purchase and maintain insurance on behalf of any such agent against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the registrant would have the power to indemnify him against such liability under the provisions of Article VII. The registrant currently maintains directors’ and officers’ liability insurance.

(d) The registrant has entered into separate indemnification agreements with each of its directors and officers. These agreements require the registrant, among other things, to indemnify them against liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of the registrant), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The effect of these provisions would be to permit indemnification by the registrant of, among other liabilities, liabilities arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description of Exhibit

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

10.1	2011 Stock Incentive Plan (incorporated by reference to Appendix A to the registrant’s Proxy Statement filed with the Commission on April 6, 2011).

10.2	Form of Restricted Stock Unit Award Agreement (with performance-based vesting) to be used under the 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2011).

10.3	Form of Restricted Stock Unit Award Agreement (with time-based vesting) to be used under the 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2011).

Exhibit Number	Description of Exhibit

10.4	Form of Stock Appreciation Right Award Agreement to be used under the 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2011).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Independent Registered Public Accounting Firm.

23.3	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on March 21, 2012.

By:	/s/ Robert J. Phillippy
Robert J. Phillippy
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Newport Corporation do hereby constitute and appoint Robert J. Phillippy and Charles F. Cargile, or either of them, as our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) to this registration statement; and we do hereby ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Robert J. Phillippy Robert J. Phillippy	President, Chief Executive Officer and Director (Principal Executive Officer)	March 21, 2012

/s/ Charles F. Cargile Charles F. Cargile	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	March 21, 2012

/s/ Mark J. Nelson Mark J. Nelson	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	March 21, 2012

/s/ Christopher Cox Christopher Cox	Director	March 21, 2012

/s/ Robert L. Guyett Robert L. Guyett	Director	March 21, 2012

/s/ Oleg Khaykin Oleg Khaykin	Director	March 21, 2012

S-1

SIGNATURE	TITLE	DATE

/s/ Michael T. O’Neill Michael T. O’Neill	Director	March 21, 2012

/s/ C. Kumar N. Patel C. Kumar N. Patel	Director	March 21, 2012

/s/ Kenneth F. Potashner Kenneth F. Potashner	Director	March 21, 2012

/s/ Peter J. Simone Peter J. Simone	Director	March 21, 2012

S-2

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

10.1	2011 Stock Incentive Plan (incorporated by reference to Appendix A to the registrant’s Proxy Statement filed with the Commission on April 6, 2011).

10.2	Form of Restricted Stock Unit Award Agreement (with performance-based vesting) to be used under the 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2011).

10.3	Form of Restricted Stock Unit Award Agreement (with time-based vesting) to be used under the 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2011).

10.4	Form of Stock Appreciation Right Award Agreement to be used under the 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2011).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Independent Registered Public Accounting Firm.

23.3	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).